Exhibit 99

November 6, 2012

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2012 EARNINGS

Wheeling, WV, November 6, 2012-First West Virginia Bancorp, Inc. (NYSE.MKT:FVW) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,622,860 or $.98 per share for the nine months ended September 30, 2012 compared to $1,817,974 or $1.10 per share for the same period during 2011. The decrease in net income for the nine months ended September 30, 2012 as compared to the same period in 2011 of $195,114 or 10.7% was primarily the result of the decrease in net interest income combined with the decrease in noninterest income, offset in part by the decrease in the provision for loan losses and in noninterest expenses and income tax expense. Net interest income decreased $742,622 or 10.9%, primarily due to decreases in the interest and fees earned on loans and in the interest earned on investment securities, offset in part by the decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $281,395 or 18.1% primarily due to the decrease in the net gains on sales of investment securities combined with the decline in service charges and fees earned on deposit accounts, which were offset in part by the increase in other operating income. The provision for loan losses decreased $600,000 during the nine month period ended September 30, 2012 as compared to the same period in 2011 primarily due to a specific reserve allocation for one impaired commercial real estate loan in 2011. Noninterest expenses decreased $2,644 or ..1% during the nine month period ended September 30, 2012 as compared to the same period in 2011 primarily due to decreases in salary and employee benefits expenses and other operating expenses, offset in part by the increase in occupancy expenses. The ROA was .74% for the for the nine months ended September 30, 2012 as compared to .86% for the same period of the prior year. For the nine months ended September 30, 2012, compared to September 30, 2011, the ROE was 6.89% and 8.01%, respectively.

For the third quarter of 2012, net income was $482,826 or $.29 per share as compared to $858,932 or $.52 per share for the same period in 2011. The decrease in net income for the three months ended September 30, 2012 as compared to the same period in 2011 of $376,106 or 43.8% was primarily the result of the decrease in noninterest income combined with the decrease in net interest income, offset in part by the decrease in the provision for loan losses and the decreases in noninterest expenses and in income tax expense. Noninterest income fell $415,345 or 57.5% for the three months ended September 2012 as compared to the same period of the prior year and was primarily due to the decrease in net gains on sales of investment securities combined with declines in other operating income and in service charges and fees earned on deposit accounts. Net interest income decreased $236,323 or 10.5%, primarily due to the decrease in the interest and fees earned on loans and in the interest earned on investment securities, offset in part by the decrease in the interest expense paid on interest bearing liabilities. There was no change in the provision for loan losses during the three month period ended September 30, 2012 as compared to the same period in 2011. Noninterest expenses decreased $24,375 or 1.3% during the three month period ended September 30, 2012 as compared to the same period in 2011 primarily due to the decline in salary and employee benefits expenses, offset by the increases in occupancy expenses and in other operating expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	September 30, 2012	December 31, 2011
AT PERIOD END
Total Assets	$301,012	$293,258
Total Deposits	239,321	239,177
Total Loans	100,726	109,428
Total Investment Securities	166,464	150,961
Shareholders’ Equity	35,956	34,527
Shareholders’ Equity Per Share of Common Stock	21.75	20.89

(Dollars in thousands, except share and per share data)	September 30, 2012	September 30, 2011
FOR THE THREE MONTHS ENDED
Net income	483	859
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.29	.52
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.65%	1.19%
Return on Average Equity	6.05%	11.17%

FOR THE NINE MONTHS ENDED
Net income	1,623	1,818
Provision for Loan Losses	—	600
Earnings Per Share of Common Stock	.98	1.10
Dividends Per Share of Common Stock	.57	.57
Return on Average Assets	.74%	.86%
Return on Average Equity	6.89%	8.01%

Weighted average shares outstanding	1,652,814	1,652,814

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol, “FWV”.